                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
Bruce Johnson                                        Matt Hayden
eResearchTechnology, Inc.                            Hayden Communications
215-282-5580                                         760-487-1137

              eResearchTechnology Reports Record Fourth Quarter and
                           Full Year Financial Results

   Company Reports 73% Increase in Fourth Quarter Revenues to $21.0 Million, a 246% Increase in Operating Income to $8.7 Million, and Diluted Earnings
                               Per Share of $0.15

 eRT Raises 2004 Guidance to Revenues of $107 to $109 Million from $99 to $101
  Million and Diluted Earnings Per Share to $0.82 to $0.84 from $0.68 to $0.70

PHILADELPHIA, PA February 3, 2003 /PRNewswire-FirstCall/ -- eResearchTechnology, Inc. (Nasdaq: ERES; eRT or the company), a leading provider of technology and services to the pharmaceutical, biotechnology and medical device industries, today announced fourth quarter and full year results for the period ended December 31, 2003.

The company reported record fourth quarter revenues of $21.0 million, an increase of 73% over the $12.1 million of revenues reported a year ago and 20% over the third quarter of 2003. Net income increased 84% to $5.4 million, or $0.15 per diluted share from $2.9 million or $0.08 per diluted share (split-adjusted) for the fourth quarter of 2002. Previous guidance provided by the company was for revenues of between $18.7 million and $19.0 million and net income of $0.13 per diluted share. The company's tax rate was 38.9% for the fourth quarter of 2003, an increase from the 37.25% tax rate for the first three quarters of 2003 and previously provided as guidance by the company.

For the year ended December 31, 2003, the company reported revenues of $66.8 million, a 61% increase over 2002 revenues of $41.5 million. Net income increased 135% to $14.5 million, or $0.40 per diluted share, from $6.2 million, or $0.18 per diluted share (split adjusted) a year ago. The company's effective tax rate for 2003 was 37.9%, versus 20.6% in the year earlier period, which was favorably affected by a $883,000 tax benefit in the fourth quarter when the tax rate was 2.4%.

"We continue to effectively execute the company's strategic plan," said Joe Esposito, eRT's president and chief executive officer. "Targeted sales activities, product/service differentiation, partnership leverage, industry leading service level commitments, and leading edge technology have provided the competitive advantages required to increase our share of the high growth markets we serve."

Highlights from the fourth quarter and full year:
-------------------------------------------------

     o The company completed the quarter with a backlog of $102 million, compared to $94 million at the end of the third quarter and $40 million at the end of 2002.

     o The fourth quarter of 2003 marked the 12th consecutive quarter of sequential increases in revenues and operating income.

     o eRT completed the year with $51.9 million in cash and short-term investments, an increase of $10.4 million from the third quarter and $25.2 million from prior yearend.

     o The company's gross margin was 66.2% for the fourth quarter, compared to 62.8% during the third quarter and 56.6% for the fourth quarter of 2002.

     o Operating income increased by 246% to $8.7 million for the fourth quarter of 2003 from $2.5 million for the fourth quarter of 2002.

     o The company increased its technology recurring annual or monthly license revenues by 123% to $882,000 in the fourth quarter from the year-earlier period and its cardiac safety revenues by 82% from the year-earlier period. EDC/Data Management products revenues increased 60% year over year to $13.5 million and the cardiac safety revenue increased 61% over the same period to $53.3 million.

     o eRT entered into its third Franchise agreement valued at $15 million over three years with one of the most respected large pharmaceutical companies. The aggregate new Franchise business signed in 2003 was approximately $54 million.

     o In the fourth quarter of 2003, eRT entered into 8 Thorough Phase I agreements with both large and emerging companies for drugs that are in later stage development. These studies average $1.4 million each, generally commence within 60 days of order receipt and are completed within 90 days from commencement. During 2003 the company signed 14 Thorough Phase I studies.

     o eRT signed an agreement with Siemens Medical Solutions, the largest global healthcare information management company, which allows it to imbed and integrate our eResearch Network technology into its healthcare information portal. This will allow Siemens to enhance its hospital information management technology with clinical research capability that can be provided to over 1,500 hospitals worldwide.

"The company is experiencing growing momentum in expanding its commercial business as well as increasing its Franchise business with large and mid-tier pharmaceutical companies seeking to secure committed ECG capacity through agreements such as the one previously announced for $15 million. We believe this Franchise trend will continue, creating the potential for significant agreements as companies seek to secure ECG capacity well in advance of clinical trials," Mr. Esposito added. "Even more significant is the demand the company experienced in the fourth quarter for Thorough Phase I studies. These studies, the result of definitive regulatory guidance, require 15,000 to 20,000 transactions per study to be processed in ninety days. As a result of this increased demand, the company's partnership activity with contract research organizations and clinical pharmacology units has accelerated, providing the company with additional sales channels and significant support capacity to perform these studies in a timely manner."

Mr. Esposito concluded, "As a result of our customers expanding use of our technology, the outlook for EDC (Electronic Data Capture and reporting) is very positive. We are actively engaged in providing the Digital Community technology to harvest cardiac safety and clinical data to support our clients in over 100 clinical trials. To support this growth, we have launched our enhanced project assurance, logistics, and site support services (our "PALS" program) to assure the highest quality of global support to our clients. As a result, we have made additional investments this past quarter in key personnel, technology enhancements and increased capacity to address the continued flow of commercial contracts, larger Franchise relationships, incremental Thorough Phase I business, and the larger EDC trials in the highest quality manner. Our strong balance sheet also affords us the opportunity to make additional investments to build on our leadership position in these rapidly growing markets."

2004 Guidance:
--------------

The company issued the following guidance for 2004: It expects to report first quarter revenues of between $24.0 and $24.4 million and net income of $0.17 to $0.18 per diluted share. For fiscal 2004, eRT expects to report revenues of $107 to $109 million and net income of $0.82 to $0.84 per diluted share, which is an increase from the guidance previously given by the company of revenues between $99 and $101 million and net income of $0.68 to $0.70 per diluted share. The effective tax rate assumed in the guidance is 39.65%, an increase from the 37.25% rate used in the previous guidance.

Mr. Esposito and Bruce Johnson, the company's chief financial officer, will hold a conference call to discuss the fourth quarter and full year results. The conference call will take place at 4:45 p.m. EST on February 3, 2004. Interested participants should call 877-780-2271 when calling within the United States or 973-582-2737 when calling internationally. There will be a playback available as well. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 4430297 for the replay.

This call is being webcast by ViaVid Broadcasting and can also be accessed at eRT's web site at www.eRT.com. The webcast may also be accessed at ViaVid's website at: http://www.viavid.net/detailpage.aspx?sid=0000190D. The webcast can be accessed until March 3, 2004 on either site.

Based in Philadelphia, PA, eResearchTechnology, Inc. (www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2004 guidance, involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company's financial results can be found in the company's Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                   eResearchTechnology, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)


                                                  Three Months Ended December 31,                Year Ended December 31,
                                                     2002              2003                       2002              2003
                                                 --------------    --------------             --------------    --------------
Net revenues:
      Licenses                                           $ 396             $ 882                    $ 2,119           $ 5,738
      Services                                          11,741            20,137                     39,407            61,104
                                                 --------------    --------------             --------------    --------------

Total net revenues                                      12,137            21,019                     41,526            66,842
                                                 --------------    --------------             --------------    --------------

Costs of revenues:
      Cost of licenses                                     331               141                        896               658
      Cost of services                                   4,937             6,960                     17,117            24,083
                                                 --------------    --------------             --------------    --------------

Total costs of revenues                                  5,268             7,101                     18,013            24,741
                                                 --------------    --------------             --------------    --------------

Gross margin                                             6,869            13,918                     23,513            42,101
                                                 --------------    --------------             --------------    --------------

Operating expenses:
      Selling and marketing                              1,751             2,146                      6,719             7,763
      General and administrative                         1,514             1,908                      5,695             6,804
      Research and development                           1,090             1,164                      4,256             4,564
                                                 --------------    --------------             --------------    --------------

Total operating expenses                                 4,355             5,218                     16,670            19,131
                                                 --------------    --------------             --------------    --------------

Operating income                                         2,514             8,700                      6,843            22,970
Other income, net                                          466                83                        903               310
                                                 --------------    --------------             --------------    --------------

Income before income taxes                               2,980             8,783                      7,746            23,280
Income tax provision                                        71             3,417                      1,596             8,817
                                                 --------------    --------------             --------------    --------------

Net income                                             $ 2,909           $ 5,366                    $ 6,150          $ 14,463
                                                 ==============    ==============             ==============    ==============

Basic net income per share                              $ 0.09            $ 0.16                     $ 0.20            $ 0.44
                                                 ==============    ==============             ==============    ==============

Diluted net income per share                            $ 0.08            $ 0.15                     $ 0.18            $ 0.40
                                                 ==============    ==============             ==============    ==============

Shares used to calculate basic net
      income per share                                  31,683            33,678                     31,443            32,974
                                                 ==============    ==============             ==============    ==============

Shares used to calculate diluted net
      income per share                                  34,257            36,798                     33,873            36,022
                                                 ==============    ==============             ==============    ==============

                   eResearchTechnology, Inc. and Subsidiaries
                           Consolidated Balance Sheets
               (in thousands, except share and per share amounts)


                                                                               December 31, 2002          December 31, 2003
                                                                              -------------------        -------------------
ASSETS

Current assets:
     Cash and cash equivalents                                                         $ 17,443                  $ 38,364
     Short-term investments                                                               9,307                    13,558
     Accounts receivable, net                                                             6,954                    13,947
     Prepaid expenses and other                                                           2,542                     2,219
     Deferred income taxes                                                                  485                       277
                                                                               -----------------             -------------
          Total current assets                                                           36,731                    68,365

Property and equipment, net                                                              12,587                    16,416
Goodwill                                                                                  1,212                     1,212
Investments in non-marketable securities                                                    509                       509
Other assets                                                                                 21                       168
Deferred income taxes                                                                     2,332                     5,308
                                                                               -----------------             -------------

                                                                                       $ 53,392                  $ 91,978
                                                                               =================             =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                                   $ 2,000                   $ 3,513
     Accrued expenses                                                                     3,705                     4,446
     Income taxes payable                                                                   960                     1,584
     Current portion of capital lease obligations                                           599                       644
     Deferred revenues                                                                    4,774                    12,401
                                                                               -----------------             -------------
          Total current liabilities                                                      12,038                    22,588
                                                                               -----------------             -------------

Capital lease obligations, excluding current portion                                        774                       131
                                                                               -----------------             -------------

Stockholders' equity:
     Preferred stock-$10.00 par value, 500,000 shares authorized,
          none issued and outstanding                                                         -                         -
     Common stock-$.01 par value, 50,000,000 shares authorized,
          34,386,573 and 36,490,609 shares issued                                           344                       365
     Additional paid-in capital                                                          40,692                    54,420
     Accumulated other comprehensive income                                                 410                     1,038
     Retained earnings                                                                    2,363                    16,826
     Treasury stock, 2,686,500 and 2,708,346 shares at cost                              (3,229)                   (3,390)
                                                                               -----------------             -------------

          Total stockholders' equity                                                     40,580                    69,259
                                                                               -----------------             -------------

                                                                                       $ 53,392                  $ 91,978
                                                                               =================             =============

                   eResearchTechnology, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                                      Year Ended December 31,
                                                                                     2002                 2003
                                                                                 -------------        -------------
Operating activities:
   Net income                                                                         $ 6,150             $ 14,463
   Adjustments to reconcile net income to net cash
       provided by operating activities:
           Gain on sale of marketable securities                                         (419)                   -
           Depreciation and amortization                                                3,104                5,306
           Issuance of stock options to non-employees                                      42                    -
           Stock option income tax benefits                                               686                9,895
           Changes in operating assets and liabilities:
              Accounts receivable                                                        (932)              (6,731)
              Prepaid expenses and other                                               (1,325)                 155
              Accounts payable                                                            599                1,484
              Accrued expenses                                                          1,289                  720
              Income taxes                                                                441               (2,258)
              Deferred revenues                                                         1,263                7,533
                                                                                 -------------        -------------
                  Net cash provided by operating activities                            10,898               30,567
                                                                                 -------------        -------------

Investing activities:
   Purchases of property and equipment                                                 (6,191)              (8,887)
   Purchases of short-term investments                                                 (4,057)             (12,435)
   Proceeds from sales of short-term investments                                        1,816                8,184
   Proceeds from sales of marketable securities                                         2,449                    -
                                                                                 -------------        -------------
                  Net cash used in investing activities                                (5,983)             (13,138)
                                                                                 -------------        -------------

Financing activities:
   Repayment of capital lease obligations                                                (459)                (601)
   Net proceeds from exercise of stock options                                          1,285                3,685
                                                                                 -------------        -------------
                  Net cash provided by financing activities                               826                3,084
                                                                                 -------------        -------------

Effect of exchange rate changes on cash                                                   338                  408
                                                                                 -------------        -------------

Net increase in cash and cash equivalents                                               6,079               20,921
Cash and cash equivalents, beginning of period                                         11,364               17,443
                                                                                 -------------        -------------

Cash and cash equivalents, end of period                                             $ 17,443             $ 38,364
                                                                                 =============        =============